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                                                                       EX-99.B13
                                                                   EXHIBIT 24B13
                             SUBSCRIPTION AGREEMENT

         Delaware Group Foundation Funds, a Delaware Business Trust ("Trust"), and Delaware Management Company, Inc., a Delaware Corporation ("Subscriber"), for the consideration set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree with each other as follows:

1.    Trust hereby offers to Subscriber and Subscriber hereby purchases from
      Trust:

      (a) 5882.353 shares of beneficial interest of the Institutional Class of the Income Portfolio series of the Trust, and 1 share of beneficial interest of each of the Class A, Class B and Class C shares of said series, each such share with no par value, for $8.50 per share, at an aggregate cost of $50,025.50;

      (b) 5882.353 shares of beneficial interest of the Institutional Class of the Balanced Portfolio series of the Trust, and 1 share of beneficial interest of each of the Class A, Class B and Class C shares of said series, each such share with no par value, for $8.50 per share, at an aggregate cost of $50,025.50; and

      (c) 5882.353 shares of beneficial interest of the Institutional Class of the Growth Portfolio series of the Trust, and 1 share of beneficial interest of each of the Class A, Class B and Class C shares of said series, each such share with no par value, for $8.50 per share, at an aggregate cost of $50,025.50.

2. Trust hereby acknowledges the receipt from Subscriber of funds in the amount of $150,076.50 in full payment for the shares described in section 1 hereof.

3. Subscriber agrees that the shares described in section 1 hereof are being purchased for investment purposes and not with a view to the distribution thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 31st day of December, 1997.

Delaware Management Company, Inc.      Delaware Group Foundation Funds

By: /s/ Wayne A. Stork                 By: /s/ David K. Downes
    ----------------------                 -------------------------------------
       Wayne A. Stork                          David K. Downes
       President                               Executive Vice President/Chief
                                               Operating Officer/Chief Financial
                                               Officer